Exhibit 99.1

Explanatory Note

During the first quarter of 2014, we reclassified certain of our businesses from our Healthcare Services segment to our Employer Group segment to correspond with internal management reporting changes. “Item 1. Business” set forth in this Exhibit 99.1 has been revised from the “Item 1. Business” included in Part I to Humana’s Annual Report on Form 10-K for the year ended December 31, 2013 (which we refer to as the “2013 Form 10-K”) to reflect retrospective application of the new reporting structure and reclassified historical results to conform to the new presentation. Revisions are highlighted in blue font. “Item 1. Business” set forth below has not been revised to reflect events or developments subsequent to February 19, 2014, the date that Humana filed the 2013 Form 10-K. For a discussion of events and developments subsequent to the filing date of the 2013 Form 10-K, please refer to the reports and other information Humana has filed with the Securities and Exchange Commission since that date, including Humana’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2014 and June 30, 2014.

Forward-Looking Statements

Some of the statements under “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere in this report may contain forward-looking statements which reflect our current views with respect to future events and financial performance. These forward-looking statements are made within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events, trends and uncertainties. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including the information discussed under the section entitled “Risk Factors” in this report. In making these statements, we are not undertaking to address or update them in future filings or communications regarding our business or results. Our business is highly complicated, regulated and competitive with many different factors affecting results.

PART I

ITEM 1.	BUSINESS
WITH RETROSPECTIVE APPLICATION OF SEGMENTS

General

Headquartered in Louisville, Kentucky, Humana Inc. and its subsidiaries, referred to throughout this document as “we,” “us,” “our,” the “Company” or “Humana,” is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. As of December 31, 2013, we had approximately 12.0 million members in our medical benefit plans, as well as approximately 7.8 million members in our specialty products. During 2013, 75% of our total premiums and services revenue were derived from contracts with the federal government, including 15% derived from our individual Medicare Advantage contracts in Florida with the Centers for Medicare and Medicaid Services, or CMS, under which we provide health insurance coverage to approximately 415,200 members as of December 31, 2013.

Humana Inc. was organized as a Delaware corporation in 1964. Our principal executive offices are located at 500 West Main Street, Louisville, Kentucky 40202, the telephone number at that address is (502) 580-1000, and our website address is www.humana.com. We have made available free of charge through the Investor Relations section of our web site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission.

Our 2013 Form 10-K contains both historical and forward-looking information. See Item 1A. – Risk Factors in our 2013 Form 10-K for a description of a number of factors that may adversely affect our results or business.

Health Care Reform

The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010 (which we collectively refer to as the Health Care Reform Law) enacted significant reforms to various aspects of the U.S. health insurance industry. While regulations and interpretive guidance on many provisions of the Health Care Reform Law have been issued to date by the Department of Health and Human Services, or HHS, the Department of Labor, the Treasury Department, and the National Association of Insurance Commissioners, or NAIC, there are certain provisions of the law that will require additional guidance and clarification in the form of regulations and interpretations in order to fully understand the impact of the law on our overall business.

Certain significant provisions of the Health Care Reform Law include, among others, mandated coverage requirements, mandated benefits and guarantee issuance associated with commercial medical insurance, rebates to policyholders based on minimum benefit ratios, adjustments to Medicare Advantage premiums, the establishment of federally facilitated or state-based exchanges coupled with programs designed to spread risk among insurers, an annual insurance industry premium-based assessment, and a three-year commercial reinsurance fee. Implementation dates of the Health Care Reform Law began in September 2010 and continue through 2018. The Health Care Reform Law is discussed more fully in Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Health Care Reform.”

Business Segments

On January 1, 2013, we reclassified certain of our businesses to correspond with internal management reporting changes and renamed our Health and Well-Being Services segment as Healthcare Services. Our Employer Group segment now includes our health and wellness businesses, including HumanaVitality and Lifesynch’s employee assistance programs, which had historically been reported in our Healthcare Services segment. The Retail segment now includes our contract with the Centers for Medicare and Medicaid Services, or CMS, to administer the Limited Income Newly Eligible Transition, or LI-NET, prescription drug plan program as well as our state-based contracts for Medicaid members, both of which had historically been reported in our Other Businesses category. On January 1, 2014, we reclassified certain of our businesses from our Healthcare Services segment to our Employer Group segment to correspond with additional internal management reporting changes. Prior period segment financial information has been recast to conform to the new presentation. See Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data for segment financial information.

We manage our business with three reportable segments: Retail, Employer Group, and Healthcare Services. In addition, the Other Businesses category includes businesses that are not individually reportable because they do not meet the quantitative thresholds required by generally accepted accounting principles. These segments are based on a combination of the type of health plan customer and adjacent businesses centered on integrated care delivery for our health plans and other customers, as described below. These segment groupings are consistent with information used by our Chief Executive Officer to assess performance and allocate resources.

The Retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals, and includes our contract with Centers for Medicare and Medicaid Services, or CMS, to administer the LI-NET prescription drug plan program, and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services benefits, collectively our state-based contracts. The Employer Group segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary benefit products, as well as administrative services only products, or ASO, and our health and wellness products primarily marketed to employer groups. The Healthcare Services segment includes services offered to our health plan members as well as to third parties, including pharmacy, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services. The Other Businesses category consists of our military services, primarily our TRICARE South Region contract, Puerto Rico Medicaid, and closed-block long-term care insurance policies.

The results of each segment are measured by income before income taxes. Transactions between reportable segments consist of sales of services rendered by our Healthcare Services segment, primarily pharmacy, provider, and behavioral health, to our Retail and Employer Group customers. Intersegment sales and expenses are recorded at fair value and eliminated in consolidation. Members served by our segments often utilize the same provider networks, enabling us in some instances to obtain more favorable contract terms with providers. Our segments also share indirect costs and assets. As a result, the profitability of each segment is interdependent. We allocate most operating expenses to our segments. Assets and certain corporate income and expenses are not allocated to the segments, including the portion of investment income not supporting segment operations, interest expense on corporate debt, and certain other corporate expenses. These items are managed at the corporate level. These corporate amounts are reported separately from our reportable segments and included with intersegment eliminations.

Our Products

Our medical and specialty insurance products allow members to access health care services primarily through our networks of health care providers with whom we have contracted. These products may vary in the degree to which members have coverage. Health maintenance organizations, or HMOs, generally require a referral from the member’s primary care provider before seeing certain specialty physicians. Preferred provider organizations, or PPOs, provide members the freedom to choose a health care provider without requiring a referral. However PPOs generally require the member to pay a greater portion of the provider’s fee in the event the member chooses not to use a provider participating in the PPO’s network. Point of Service, or POS, plans combine the advantages of HMO plans with the flexibility of PPO plans. In general, POS plans allow members to choose, at the time medical services are needed, to seek care from a provider within the plan’s network or outside the network. In addition, we offer services to our health plan members as well as to third parties that promote health and wellness, including pharmacy, provider services, integrated wellness, and home based services. At the core of our strategy is our integrated care delivery model, which unites quality care, high member engagement, and sophisticated data analytics. Our approach to primary, physician-directed care for our members aims to provide quality care that is consistent, integrated, cost-effective, and member-focused. The model is designed to improve health outcomes and affordability for individuals and for the health system as a whole, while offering our members a simple, seamless healthcare experience. The discussion that follows describes the products offered by each of our segments.

Our Retail Segment Products

This segment is comprised of products sold on a retail basis to individuals including medical and supplemental benefit plans described in the discussion that follows. The following table presents our premiums and services revenue for the Retail segment by product for the year ended December 31, 2013:

	Retail Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in millions)
Premiums:
Individual Medicare Advantage	$22,481	54.9%
Medicare stand-alone PDP	3,025	7.4%

Total Retail Medicare	25,506	62.3%
Individual commercial	1,160	2.8%
State-based Medicaid	328	0.8%
Individual specialty	210	0.5%

Total premiums	27,204	66.4%

Services	16	0.1%

Total premiums and services revenue	$27,220	66.5%

Individual Medicare

We have participated in the Medicare program for private health plans for over 30 years and have established a national presence, offering at least one type of Medicare plan in all 50 states. We have a geographically diverse membership base that we believe provides us with greater ability to expand our network of PPO and HMO providers. We employ strategies including health assessments and clinical guidance programs such as lifestyle and fitness programs for seniors to guide Medicare beneficiaries in making cost-effective decisions with respect to their health care. We believe these strategies result in cost savings that occur from making positive behavior changes.

Medicare is a federal program that provides persons age 65 and over and some disabled persons under the age of 65 certain hospital and medical insurance benefits. CMS, an agency of the United States Department of Health and Human Services, administers the Medicare program. Hospitalization benefits are provided under Part A, without the payment of any premium, for up to 90 days per incident of illness plus a lifetime reserve aggregating 60 days. Eligible beneficiaries are required to pay an annually adjusted premium to the federal government to be eligible for physician care and other services under Part B. Beneficiaries eligible for Part A and Part B coverage under original Medicare are still required to pay out-of-pocket deductibles and coinsurance. Throughout this document this program is referred to as original Medicare. As an alternative to original Medicare, in geographic areas where a managed care organization has contracted with CMS pursuant to the Medicare Advantage program, Medicare beneficiaries may choose to receive benefits from a Medicare Advantage organization under Medicare Part C. Pursuant to Medicare Part C, Medicare Advantage organizations contract with CMS to offer Medicare Advantage plans to provide benefits at least comparable to those offered under original Medicare. Our Medicare Advantage plans are discussed more fully below. Prescription drug benefits are provided under Part D.

Individual Medicare Advantage Products

We contract with CMS under the Medicare Advantage program to provide a comprehensive array of health insurance benefits, including wellness programs, chronic care management, and care coordination, to Medicare eligible persons under HMO, PPO, and Private Fee-For-Service, or PFFS, plans in exchange for contractual payments received from CMS, usually a fixed payment per member per month. With each of these products, the beneficiary receives benefits in excess of original Medicare, typically including reduced cost sharing, enhanced prescription drug benefits, care coordination, data analysis techniques to help identify member needs, complex case management, tools to guide members in their health care decisions, care management programs, wellness and prevention programs and, in some instances, a reduced monthly Part B premium. Most Medicare Advantage plans offer the prescription drug benefit under Part D as part of the basic plan, subject to cost sharing and other limitations. Accordingly, all of the provisions of the Medicare Part D program described in connection with our stand-alone prescription drug plans in the following section also are applicable to most of our Medicare Advantage plans. Medicare Advantage plans may charge beneficiaries monthly premiums and other copayments for Medicare-covered services or for certain extra benefits. Generally, Medicare-eligible individuals enroll in one of our plan choices between October 15 and December 7 for coverage that begins on the following January 1.

Our Medicare HMO and PPO plans, which cover Medicare-eligible individuals residing in certain counties, may eliminate or reduce coinsurance or the level of deductibles on many other medical services while seeking care from participating in-network providers or in emergency situations. Except in emergency situations or as specified by the plan, most HMO plans provide no out-of-network benefits. PPO plans carry an out-of network benefit that is subject to higher member cost-sharing. In some cases, these beneficiaries are required to pay a monthly premium to the HMO or PPO plan in addition to the monthly Part B premium they are required to pay the Medicare program.

Most of our Medicare PFFS plans are network-based products with in and out of network benefits due to a requirement that Medicare Advantage organizations establish adequate provider networks, except in geographic areas that CMS determines have fewer than two network-based Medicare Advantage plans. In these areas, we offer Medicare PFFS plans that have no preferred network. Individuals in these plans pay us a monthly premium to receive typical Medicare Advantage benefits along with the freedom to choose any health care provider that accepts individuals at rates equivalent to original Medicare payment rates.

CMS uses monthly rates per person for each county to determine the fixed monthly payments per member to pay to health benefit plans. These rates are adjusted under CMS’s risk-adjustment model which uses health status indicators, or risk scores, to improve the accuracy of payment. The risk-adjustment model, which CMS implemented pursuant to the Balanced Budget Act of 1997 (BBA) and the Benefits and Improvement Protection Act of 2000 (BIPA), generally pays more for members with predictably higher costs and uses principal hospital inpatient diagnoses as well as diagnosis data from ambulatory treatment settings (hospital outpatient department and physician visits) to establish the risk-adjustment payments. Under the risk-adjustment methodology, all health benefit organizations must collect from providers and submit the necessary diagnosis code information to CMS within prescribed deadlines.

At December 31, 2013, we provided health insurance coverage under CMS contracts to approximately 2,068,700 individual Medicare Advantage members, including approximately 415,200 members in Florida. These Florida contracts accounted for premiums revenue of approximately $6.0 billion, which represented approximately 27% of our individual Medicare Advantage premiums revenue, or 15% of our consolidated premiums and services revenue for the year ended December 31, 2013.

Our HMO and PPO products covered under Medicare Advantage contracts with CMS are renewed generally for a calendar year term unless CMS notifies us of its decision not to renew by May 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare Advantage products have been renewed for 2014, and all of our product offerings filed with CMS for 2014 have been approved.

Individual Medicare Stand-Alone Prescription Drug Products

We offer stand-alone prescription drug plans, or PDPs, under Medicare Part D, including a PDP plan co-branded with Wal-Mart Stores, Inc., or the Humana-Walmart plan. Generally, Medicare-eligible individuals enroll in one of our plan choices between October 15 and December 7 for coverage that begins on the following January 1.

Our stand-alone PDP offerings consist of plans offering basic coverage with benefits mandated by Congress, as well as plans providing enhanced coverage with varying degrees of out-of-pocket costs for premiums, deductibles, and co-insurance. Our revenues from CMS and the beneficiary are determined from our PDP bids submitted annually to CMS. These revenues also reflect the health status of the beneficiary and risk sharing provisions as more fully described in Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations under the section titled “Medicare Part D Provisions.” Our stand-alone PDP contracts with CMS are renewed generally for a calendar year term unless CMS notifies us of its decision not to renew by May 1 of the calendar year in which the contract would end, or we notify CMS of our decision not to renew by the first Monday in June of the calendar year in which the contract would end. All material contracts between Humana and CMS relating to our Medicare stand-alone PDP products have been renewed for 2014, and all of our product offerings filed with CMS for 2014 have been approved.

We have administered CMS’s LI-NET prescription drug plan program since 2010. This program allows individuals who receive Medicare’s low-income subsidy to also receive immediate prescription drug coverage at the point of sale if they are not already enrolled in a Medicare Part D plan. CMS temporarily enrolls newly identified individuals with both Medicare and Medicaid into the LI-NET prescription drug plan program, and subsequently transitions each member into a Medicare Part D plan that may or may not be a Humana Medicare plan.

Medicare and Medicaid Dual Eligible and Long-Term Care Support Services

Medicare beneficiaries who also qualify for Medicaid due to low income or special needs are known as dual eligible beneficiaries, or dual eligibles. The dual eligible population represents a disproportionate share of Medicaid and Medicare costs. There were approximately 9 million dual eligible individuals in the United States in 2013, trending upward due to Medicaid eligibility expansions and individuals aging in to the Medicare program. These dual eligibles may enroll in a privately-offered Medicare Advantage product, but may also receive assistance from Medicaid for Medicaid benefits, such as nursing home care and/or assistance with Medicare premiums and cost sharing. The dual eligible population is a strategic area of focus for us and we are leveraging the capabilities of our integrated care delivery model, including care management programs particularly as they relate to chronic conditions, to expand our services to this population. As of December 31, 2013, we served approximately 312,300 dual eligible members in our Medicare Advantage plans and approximately 954,900 dual eligible members in our stand-alone prescription drug plans.

Since the enactment of the Health Care Reform Law, states are pursuing stand-alone dual eligible CMS demonstration programs in which Medicare, Medicaid, and Long-Term Care Support Services (LTSS) benefits are more tightly integrated. Eligibility for participation in these stand-alone dual eligible demonstration programs may require state-based contractual relationships in existing Medicaid programs. We were successful in our bids for state-based contracts in Florida and Virginia in 2013 and in Ohio, Illinois, and Kentucky in 2012. Ohio, Illinois, and Virginia are contracts for stand-alone dual eligible demonstration programs serving individuals dually eligible for both the federal Medicare program and the state-based Medicaid program. We partner with organizations, including CareSource Management Group Company, to serve individuals in certain states. We began serving members in Kentucky and certain LTSS regions in Florida in 2013, and we expect to begin serving new members in Ohio, Illinois, Virginia, and Florida at various dates between the first quarter and third quarter of 2014.

LTSS eligible beneficiaries heavily overlap with the dual eligible population. On September 6, 2013, we acquired American Eldercare Inc., or American Eldercare, the largest provider of nursing home diversion services in the state of Florida, serving frail and elderly individuals in home and community-based settings. American Eldercare complements our core capabilities and strength in serving seniors and disabled individuals with a unique focus on individualized and integrated care, and has contracts to provide Medicaid long-term support services across the entire state of Florida. The enrollment effective dates for the various regions range from August 2013 to March 2014.

Individual Commercial Coverage

Our individual health plans are marketed under the HumanaOne® brand. We offer products both on and off of the public exchange, including exchange offerings in certain metropolitan areas in 14 states. We offer products on exchanges where we can achieve an affordable cost of care, including HMO offerings and select networks in most markets. Our off-exchange products offered in 22 states are primarily PPO and POS offerings, including plans issued prior to 2014 that were previously underwritten. In addition, we offer most of our on exchange products off exchange as well. Policies issued prior to the enactment of the Health Care Reform Law on March 23, 2010 are grandfathered policies. Grandfathered policies are exempt from the requirements of the Health Care Reform Law, including mandated benefits. However, our grandfathered plans include provisions that guarantee renewal of coverage for as long as the individual chooses. Policies issued between March 23, 2010 and December 31, 2013 are required to conform to the Health Care Reform Law, including mandated benefits, upon renewal in 2014 or 2015, depending on the state.

The initial open enrollment period began for plans effective January 1, 2014 offered through federally facilitated, federal-state partnerships or state-based exchanges for individuals on October 1, 2013. Federal and state regulatory changes in December 2013 extended the enrollment deadline for January 1, 2014 insurance coverage from December 15, 2013 to December 24, 2013, required plans to accept payment for policies with a start date of January 1, 2014 as late as December 31, 2013 (we voluntarily extended our deadline for payment to January 31, 2014 and voluntarily extended our deadline for payment to February 28, 2014 for policies with a start date of February 1), and allowed certain individuals to remain in their existing underwritten off-exchange health plans that are not compliant with the Health Care Reform Law. Individuals have until March 31, 2014 to enroll for insurance without paying the penalty imposed by the Health Care Reform Law.

Prior to 2014, our HumanaOne® plans primarily were offered as PPO plans in 27 states where we could generally underwrite risk and utilize our existing networks and distribution channels. As indicated above, this individual product included provisions mandated by law to guarantee renewal of coverage for as long as the individual chooses.

Rewards-based wellness programs are included with many individual products. We also offer optional benefits such as dental, vision, life, and a portfolio of financial protection products.

Informatics

As discussed previously, at the core of our strategy is our integrated care delivery model. We are focused on proactive clinical outreach and member engagement. Accordingly, our Retail Segment uses the informatics and predictive modeling capabilities of our Healthcare Services segment to identify members in need of clinical intervention, as further described under the section titled “Our Healthcare Services Segment Products” herein.

Employer Group Segment Products

This segment is comprised of products sold to employer groups including medical and supplemental benefit plans as well as health and wellness products as described in the discussion that follows. The following table presents our premiums and services revenue for the Employer Group segment by product for the year ended December 31, 2013:

	Employer Group Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in millions)
External Revenue:
Premiums:
Fully-insured commercial group	$5,117	12.5%
Group Medicare Advantage	4,710	11.5%
Group Medicare stand-alone PDP	8	0.0%

Total group Medicare	4,718	11.5%
Group specialty	1,095	2.7%

Total premiums	10,930	26.7%

Services	359	0.9%

Total premiums and services revenue	$11,289	27.6%

Intersegment services revenue:
Wellness	$51	n/a

Total intersegment services revenue	$51

n/a – not applicable

Employer Group Commercial Coverage

Our commercial products sold to employer groups include a broad spectrum of major medical benefits with multiple in-network coinsurance levels and annual deductible choices that employers of all sizes can offer to their employees on either a fully-insured, through HMO, PPO, or POS plans, or self-funded basis. Our plans integrate clinical programs, plan designs, communication tools, and spending accounts. We participate in the Federal Employee Health Benefits Program, or FEHBP, primarily with our HMO offering in certain markets. FEHBP is the government’s health insurance program for Federal employees, retirees, former employees, family members, and spouses. As with our individual commercial products, the employer group offerings include HumanaVitality®, our wellness and loyalty reward program.

Our administrative services only, or ASO, products are offered to employers who self-insure their employee health plans. We receive fees to provide administrative services which generally include the processing of claims, offering access to our provider networks and clinical programs, and responding to customer service inquiries from members of self-funded employers. These products may include all of the same benefit and product design characteristics of our fully-insured HMO, PPO, or POS products described previously. Under ASO contracts, self-funded employers generally retain the risk of financing substantially all of the cost of health benefits. However, more than half of our ASO customers purchase stop loss insurance coverage from us to cover catastrophic claims or to limit aggregate annual costs.

As with individual commercial policies, employers can customize their offerings with optional benefits such as dental, vision, life, and a portfolio of voluntary benefit products.

Group Medicare Advantage and Medicare stand-alone PDP

We offer products that enable employers that provide post-retirement health care benefits to replace Medicare wrap or Medicare supplement products with Medicare Advantage or stand-alone PDPs from Humana. These products offer the same types of benefits and services available to members in our individual Medicare plans discussed previously and can be tailored to closely match an employer’s post-retirement benefit structure.

Wellness

We offer wellness solutions including our Humana Vitality® wellness and loyalty rewards program, health coaching, and fitness programs.

We provide employee assistance programs and coaching services primarily to our employer group customers. Services include a comprehensive turn-key coaching program, an enhancement to a medically based coaching protocol and a platform that makes coaching programs more efficient.

HumanaVitality, LLC, a joint venture with Discovery Holdings Ltd., provides our members with access to a science-based, actuarially driven wellness and loyalty program that features a wide range of well-being tools and rewards that are customized to an individual’s needs and wants. A key element of the program includes a sophisticated health-behavior-change model supported by an actuarially sound incentive program.

Our Healthcare Services Segment Products

The products offered by our Healthcare Services segment are key to our integrated care delivery model. This segment is comprised of stand-alone businesses that offer services including pharmacy solutions, provider services, home based services, integrated behavioral health services, and predictive modeling and informatics services to other Humana businesses, as well as external health plan members, external health plans, and other employers or individuals and are described in the discussion that follows. Our intersegment revenue is described in Note 16 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data. The following table presents our services revenue for the Healthcare Services segment by line of business for the year ended December 31, 2013:

	Healthcare Services Segment Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in millions)
Intersegment revenue:
Pharmacy solutions	$13,079	n/a
Provider services	1,080	n/a
Home based services	326	n/a
Integrated behavioral health services	126	n/a

Total intersegment revenue	$14,611

External services revenue:
Provider services	$1,125	2.8%
Home based services	94	0.2%
Pharmacy solutions	59	0.1%
Integrated behavioral health services	2	0.0%

Total external services revenue	$1,280	3.1%

n/a – not applicable

Pharmacy solutions

Humana Pharmacy Solutions®, or HPS, manages traditional prescription drug coverage for both individuals and employer groups in addition to providing a broad array of pharmacy solutions. HPS also operates prescription mail order services for brand, generic, and specialty drugs and diabetic supplies through RightSourceRx®, as well as research services.

Provider services

Our subsidiary, Concentra Inc.®, acquired in 2010, delivers primary care, occupational medicine, urgent care, physical therapy, and wellness services to employees and the general public through its operation of medical centers and worksite medical facilities.

Our CAC Medical Centers, or CAC, in South Florida operate full-service, multi-specialty medical centers staffed by primary care providers and medical specialists practicing cardiology, endocrinology, geriatric medicine, internal medicine, ophthalmology, neurology, and podiatry.

Our subsidiary, Metropolitan Health Networks, Inc., or Metropolitan, and our noncontrolling equity interest in MCCI Holdings, LLC, or MCCI, both acquired in 2012, are Medical Services Organizations, or MSOs, that coordinate medical care for Medicare Advantage beneficiaries and Medicaid recipients, primarily in Florida and Texas. These MSOs represent key components of our integrated care delivery model which we believe is scalable to new markets.

Integrated behavioral health services

Corphealth, Inc. (d/b/a LifeSynch®), a Humana subsidiary, offers care management services through an innovative suite of integrated products, integrating behavioral health services with wellness programs, and employee assistance programs and work-life services.

Home based services

Via in-home care, telephonic health counseling/coaching, and remote monitoring, we are actively involved in the care management of our customers with the greatest needs.

Home based services include the operations of SeniorBridge Family Companies, Inc., or SeniorBridge, acquired in 2012, and Humana Cares®. As a chronic-care provider of in-home care for seniors, we provide innovative and holistic care coordination services for individuals living with multiple chronic conditions, individuals with disabilities, fragile and aging-in-place members and their care givers. We focus our deployment of these services in geographies, such as Florida, with a high concentration of members living with multiple chronic conditions.

Informatics

We supplement our existing clinical capabilities with technology. We believe that technology represents a significant opportunity in health care that positively impacts our members. We have enhanced our health information technology capabilities enabling us to create a more complete view of an individual’s health, designed to connect, coordinate and simplify health care while reducing costs. These capabilities include our health care analytics engine, which reviews millions of clinical data points each day to provide members, providers, and payers real-time clinical insights and gaps-in-care data to improve health outcomes, as well as technology that allows disparate electronic health record systems and Humana to share data that gives providers a comprehensive view of the patient and enables the exchange of essential health information in real-time. As we have integrated these and related assets into our operations over the past few years, we have enhanced our ability to leverage predictive modeling capabilities that enable us to anticipate, rather than react to, our members’ health needs.

Other Businesses

Products and services offered by our Other Businesses are described in the discussion that follows. The following table presents our premiums and services revenue for our Other Businesses for the year ended December 31, 2013:

	Other Businesses Premiums and Services Revenue	Percent of Consolidated Premiums and Services Revenue
	(dollars in millions)
Premiums:
Military services	$25	0.1%
Puerto Rico Medicaid	629	1.5%
Closed-block long-term care insurance policies	41	0.1%

Total premiums	695	1.7%

Services	454	1.1%

Total premiums and services revenue	$1,149	2.8%

Military Services

Under our TRICARE South Region contract with the United States Department of Defense, or DoD, we provide administrative services to arrange health care services for the dependents of active duty military personnel and for retired military personnel and their dependents. Currently, three health benefit options are available to TRICARE beneficiaries. In addition to a traditional indemnity option, participants may enroll in an HMO-like plan with a point-of-service option or take advantage of reduced copayments by using a network of preferred providers, similar to a PPO.

We have participated in the TRICARE program since 1996 under contracts with the DoD. On April 1, 2012, we began delivering services under our current TRICARE South Region contract that the Defense Health Agency, or DHA (formerly known as the TRICARE Management Activity), awarded to us on February 25, 2011. Under the current contract, we provide administrative services, including offering access to our provider networks and clinical programs, claim processing, customer service, enrollment, and other services, while the federal government retains all of the risk of the cost of health benefits. Accordingly, we account for revenues under the current contract net of estimated health care costs similar to an administrative services fee only agreement. Our current TRICARE South Region contract covers approximately 3,101,800 eligible beneficiaries as of December 31, 2013 in Florida, Georgia, South Carolina, Mississippi, Alabama, Tennessee, Louisiana, Arkansas, Texas, Oklahoma, and Kentucky (the Fort Campbell area only). The South Region is one of the three regions in the United States as defined by the Department of Defense. We have subcontracted with third parties to provide selected administration and specialty services under the contract. The current 5-year South Region contract, which expires March 31, 2017, is subject to annual renewals on April 1 of each year during its term at the government’s option. On January 27, 2014, we received notice from the DHA of its intent to exercise its option to extend the TRICARE South Region contract through March 31, 2015.

Puerto Rico Medicaid

Our Puerto Rico Medicaid business consisted of contracts with the Puerto Rico Health Insurance Administration, or PRHIA, for the East, Southeast, and Southwest. On June 26, 2013, the Puerto Rico Health Insurance Administration notified us of its election not to renew these contracts which ended June 30, 2013. Contractual transition provisions required the continuation of insurance coverage for beneficiaries through September 30, 2013 and also require an additional period of time thereafter to process residual claims.

Closed Block of Long-Term Care Insurance Policies

We have a non-strategic closed block of approximately 33,300 long-term care insurance policies associated with our acquisition of KMG America Corporation in 2007. Long-term care insurance policies are intended to protect the insured from the cost of long-term care services including those provided by nursing homes, assisted living facilities, and adult day care as well as home health care services. No new policies have been written since 2005 under this closed block.

Membership

The following table summarizes our total medical membership at December 31, 2013, by market and product:

	Retail Segment				Employer Group Segment
	(in thousands)
	Individual Medicare Advantage	Individual Medicare stand- alone PDP	Individual Commercial	State- based contracts	Fully- insured commercial Group	Group Medicare Advantage and stand- alone PDP	ASO	Other Businesses	Total	Percent of Total
Florida	415.2	278.6	82.1	70.0	152.7	22.8	38.7	0	1,060.1	8.8%
Texas	153.9	224.3	107.7	0	293.6	58.3	111.9	0	949.7	7.9%
Kentucky	55.8	120.1	25.0	15.5	104.5	76.3	488.5	0	885.7	7.4%
Ohio	61.4	105.7	7.7	0	53.2	148.4	141.1	0	517.5	4.3%
Illinois	72.9	106.8	39.0	0	134.0	9.0	93.4	0	455.1	3.8%
California	24.2	348.6	5.1	0	0.1	0.1	0.1	0	378.2	3.2%
Georgia	72.2	63.4	72.2	0	120.3	7.6	41.1	0	376.8	3.1%
Wisconsin	49.1	62.4	13.6	0	88.7	13.1	116.0	0	342.9	2.9%
Missouri/Kansas	81.8	140.4	15.2	0	44.8	5.3	7.4	0	294.9	2.5%
Tennessee	108.3	74.3	22.4	0	44.6	2.1	38.8	0	290.5	2.4%
Louisiana	114.9	38.7	20.8	0	50.4	6.7	29.2	0	260.7	2.2%
Virginia	107.4	86.3	4.3	0	0	3.5	0	0	201.5	1.7%
North Carolina	71.8	117.9	5.8	0	0.1	0.5	0	0	196.1	1.6%
Indiana	54.2	78.4	8.7	0	21.7	3.7	18.0	0	184.7	1.5%
Michigan	48.6	96.8	12.0	0	10.3	13.1	2.6	0	183.4	1.5%
Colorado	27.6	61.4	37.0	0	18.4	6.2	0.4	0	151.0	1.3%
Arizona	45.2	53.1	19.3	0	24.8	1.5	2.1	0	146.0	1.2%
Military services	0	0	0	0	0	0	0	3,101.8	3,101.8	25.9%
Others	504.2	1,214.5	102.2	0	74.8	55.1	33.5	23.4	2,007.7	16.8%

Totals	2,068.7	3,271.7	600.1	85.5	1,237.0	433.3	1,162.8	3,125.2	11,984.3	100.0%

Provider Arrangements

We provide our members with access to health care services through our networks of health care providers whom we employ or with whom we have contracted, including hospitals and other independent facilities such as outpatient surgery centers, primary care providers, specialist physicians, dentists, and providers of ancillary health care services and facilities. These ancillary services and facilities include laboratories, ambulance services, medical equipment services, home health agencies, mental health providers, rehabilitation facilities, nursing homes, optical services, and pharmacies. Our membership base and the ability to influence where our members seek care generally enable us to obtain contractual discounts with providers.

We use a variety of techniques to provide access to effective and efficient use of health care services for our members. These techniques include the coordination of care for our members, product and benefit designs, hospital inpatient management systems, the use of sophisticated analytics, and enrolling members into various care management programs. The focal point for health care services in many of our HMO networks is the primary care provider who, under contract with us, provides services to our members, and may control utilization of appropriate services by directing or approving hospitalization and referrals to specialists and other providers. Some physicians may have arrangements under which they can earn bonuses when certain target goals relating to the provision of quality patient care are met. We have available care management programs related to complex chronic conditions such as congestive heart failure and coronary artery disease. We also have programs for prenatal and premature infant care, asthma related illness, end stage renal disease, diabetes, cancer, and certain other conditions.

We typically contract with hospitals on either (1) a per diem rate, which is an all-inclusive rate per day, (2) a case rate or diagnosis-related groups (DRG), which is an all-inclusive rate per admission, or (3) a discounted charge for inpatient hospital services. Outpatient hospital services generally are contracted at a flat rate by type of service, ambulatory payment classifications, or APCs, or at a discounted charge. APCs are similar to flat rates except multiple services and procedures may be aggregated into one fixed payment. These contracts are often multi-year agreements, with rates that are adjusted for inflation annually based on the consumer price index, other nationally recognized inflation indexes, or specific negotiations with the provider. Outpatient surgery centers and other ancillary providers typically are contracted at flat rates per service provided or are reimbursed based upon a nationally recognized fee schedule such as the Medicare allowable fee schedule.

Our contracts with physicians typically are renewed automatically each year, unless either party gives written notice, generally ranging from 90 to 120 days, to the other party of its intent to terminate the arrangement. Most of the physicians in our PPO networks and some of our physicians in our HMO networks are reimbursed based upon a fixed fee schedule, which typically provides for reimbursement based upon a percentage of the standard Medicare allowable fee schedule.

The terms of our contracts with hospitals and physicians may also vary between Medicare and commercial business. A significant portion of our Medicare network contracts, including those with both hospitals and physicians, are tied to Medicare reimbursement levels and methodologies.

The Budget Control Act of 2011, enacted on August 2, 2011, increased the United States debt ceiling conditioned on deficit reductions to be achieved over the next ten years. The Budget Control Act of 2011 also established a twelve-member joint committee of Congress known as the Joint Select Committee on Deficit Reduction to propose legislation to reduce the United States federal deficit by $1.5 trillion for fiscal years 2012-2021. The failure of the Joint Select Committee on Deficit Reduction to achieve a targeted deficit reduction by December 23, 2011 triggered an automatic reduction, including aggregate reductions to Medicare payments to providers of up to 2 percent per fiscal year. These reductions took effect on April 1, 2013, and the Bipartisan Budget Act of 2013, enacted on December 26, 2013, extended the reductions for two years. We expect a corresponding substantial reduction in our obligations to providers. Due to the uncertainty around the application of any such reductions, there can be no assurances that we can completely offset any reductions to the Medicare healthcare programs applied by the Budget Control Act of 2011. See “Legal Proceedings and Certain Regulatory Matters” in Note 15 to the consolidated financial statements included in Item 8. – Financial Statements and Supplementary Data.

Capitation

For some of our medical membership, we share risk with providers under capitation contracts where physicians and hospitals accept varying levels of financial risk for a defined set of membership, primarily HMO membership. Under the typical capitation arrangement, we prepay these providers a monthly fixed-fee per member, known as a capitation (per capita) payment, to cover all or a defined portion of the benefits provided to the capitated member.

We believe these risk-based models represent a key element of our integrated care delivery model at the core of our strategy. Our health plan subsidiaries may enter into these risk-based contracts with third party providers or our owned provider subsidiaries, including Metropolitan, an MSO acquired December 21, 2012.

At December 31, 2013, approximately 671,000 members, or 5.6% of our medical membership, were covered under risk-based contracts, including 561,500 individual Medicare Advantage members, or 27.1% of our total individual Medicare Advantage membership. The termination of our Puerto Rico Medicaid contract effective September 30, 2013 resulted in a decline in the total number of members covered under risk-based contracts from 1,131,700 members at December 31, 2012.

Physicians under capitation arrangements typically have stop loss coverage so that a physician’s financial risk for any single member is limited to a maximum amount on an annual basis. We typically process all claims and monitor the financial performance and solvency of our capitated providers. However, we delegated claim processing functions under capitation arrangements covering approximately 116,200 HMO members, including 84,400 individual Medicare Advantage members, at December 31, 2013, with the provider assuming substantially all the risk of coordinating the members’ health care benefits. Capitation expense under delegated arrangements for which we have a limited view of the underlying claims experience was approximately $693 million, or 2.1% of total benefits expense, for the year ended December 31, 2013. We remain financially responsible for health care services to our members in the event our providers fail to provide such services.

Accreditation Assessment

Our accreditation assessment program consists of several internal programs, including those that credential providers and those designed to meet the audit standards of federal and state agencies as well as external accreditation standards. We also offer quality and outcome measurement and improvement programs such as the Health Care Effectiveness Data and Information Sets, or HEDIS, which is used by employers, government purchasers and the National Committee for Quality Assurance, or NCQA, to evaluate health plans based on various criteria, including effectiveness of care and member satisfaction.

Providers participating in our networks must satisfy specific criteria, including licensing, patient access, office standards, after-hours coverage, and other factors. Most participating hospitals also meet accreditation criteria established by CMS and/or the Joint Commission on Accreditation of Healthcare Organizations.

Recredentialing of participating providers occurs every two to three years, depending on applicable state laws. Recredentialing of participating providers includes verification of their medical licenses, review of their malpractice liability claims histories, review of their board certifications, if applicable, and review of applicable quality information. A committee, composed of a peer group of providers, reviews the applications of providers being considered for credentialing and recredentialing.

We request accreditation for certain of our health plans and/or departments from NCQA, the Accreditation Association for Ambulatory Health Care, and the URAC. Accreditation or external review by an approved organization is mandatory in the states of Florida and Kansas for licensure as an HMO. Certain commercial businesses, like those impacted by a third-party labor agreement or those where a request is made by the employer, may require or prefer accredited health plans.

NCQA reviews our compliance based on standards for quality improvement, credentialing, utilization management, member connections, and member rights and responsibilities. We have achieved and maintained NCQA accreditation in most of our commercial, Medicare and Medicaid HMO/POS markets with enough history and membership, except Puerto Rico, and for many of our PPO markets.

Sales and Marketing

We use various methods to market our products, including television, radio, the Internet, telemarketing, and direct mailings.

At December 31, 2013, we employed approximately 1,800 sales representatives, as well as approximately 1,100 telemarketing representatives who assisted in the marketing of individual Medicare and individual commercial health insurance and specialty products in our Retail segment, including making appointments for sales representatives with prospective members. We also market our individual Medicare products via a strategic alliance with Wal-Mart Stores, Inc., or Wal-Mart. This alliance includes stationing Humana representatives in certain Wal-Mart stores, SAM’S CLUB locations, and Neighborhood Markets across the country which provides an opportunity to enroll Medicare eligible individuals in person. In addition, we market our individual Medicare and individual commercial health insurance and specialty products through licensed independent brokers and agents. For our Medicare products, commissions paid to employed sales representatives and independent brokers and agents are based on a per unit commission structure, regulated in structure and amount by CMS. For our individual commercial health insurance and specialty products, we generally pay brokers a commission based on premiums, with commissions varying by market and premium volume. In addition to a commission based directly on premium volume for sales to particular customers, we also have programs that pay brokers and agents based on other metrics. These include commission bonuses based on sales that attain certain levels or involve particular products. We also pay additional commissions based on aggregate volumes of sales involving multiple customers.

In our Employer Group segment, individuals may become members of our commercial HMOs and PPOs through their employers or other groups, which typically offer employees or members a selection of health insurance products, pay for all or part of the premiums, and make payroll deductions for any premiums payable by the employees. We attempt to become an employer’s or group’s exclusive source of health insurance benefits by offering a variety of HMO, PPO, and specialty products that provide cost-effective quality health care coverage consistent with the needs and expectations of their employees or members. In addition, we have begun to offer plans to employer groups through private exchanges. Employers can give their employees a set amount of money and then direct them to a private exchange. There, employees can shop for a health plan and other benefits based on what the employer has selected as options. We also sell group Medicare Advantage products through large employers. We use licensed independent brokers, independent agents, and employees to sell our group products. Many of our larger employer group customers are represented by insurance brokers and consultants who assist these groups in the design and purchase of health care products. We pay brokers and agents using the same commission structure described above for our individual commercial health insurance and specialty products.

Underwriting

Beginning in 2014, the Health Care Reform Law requires all individual and group health plans to guarantee issuance and renew coverage without pre-existing condition exclusions or health-status rating adjustments. Accordingly, newly issued individual and group health plans are not subject to underwriting in 2014 and beyond. Further, underwriting techniques are not employed in connection with our Medicare, military services, or Medicaid products because government regulations require us to accept all eligible applicants regardless of their health or prior medical history.

Prior to 2014, through the use of internally developed underwriting criteria, we determined the risk we were willing to assume and the amount of premium to charge for our commercial products. In most instances, employer and other groups had to meet our underwriting standards in order to qualify to contract with us for coverage.

Competition

The health benefits industry is highly competitive. Our competitors vary by local market and include other managed care companies, national insurance companies, and other HMOs and PPOs, including HMOs and PPOs owned by Blue Cross/Blue Shield plans. Many of our competitors have larger memberships and/or greater financial resources than our health plans in the markets in which we compete. Our ability to sell our products and to retain customers may be influenced by such factors as those described in the section entitled “Risk Factors” in this 2013 Form 10-K.

Government Regulation

Diverse legislative and regulatory initiatives at both the federal and state levels continue to affect aspects of the nation’s health care system.

Our management works proactively to ensure compliance with all governmental laws and regulations affecting our business. We are unable to predict how existing federal or state laws and regulations may be changed or interpreted, what additional laws or regulations affecting our businesses may be enacted or proposed, when and which of the proposed laws will be adopted or what effect any such new laws and regulations will have on our results of operations, financial position, or cash flows.

For a description of certain material current activities in the federal and state legislative areas, see the section entitled “Risk Factors” in this 2013 Form 10-K.

Certain Other Services

Captive Insurance Company

We bear general business risks associated with operating our Company such as professional and general liability, employee workers’ compensation, and officer and director errors and omissions risks. Professional and general liability risks may include, for example, medical malpractice claims and disputes with members regarding benefit coverage. We retain certain of these risks through our wholly-owned, captive insurance subsidiary. We reduce exposure to these risks by insuring levels of coverage for losses in excess of our retained limits with a number of third-party insurance companies. We remain liable in the event these insurance companies are unable to pay their portion of the losses.

Centralized Management Services

We provide centralized management services to each of our health plans and to our business segments from our headquarters and service centers. These services include management information systems, product development and administration, finance, human resources, accounting, law, public relations, marketing, insurance, purchasing, risk management, internal audit, actuarial, underwriting, claims processing, billing/enrollment, and customer service.

Employees

As of December 31, 2013, we had approximately 52,000 employees and an additional approximately 2,500 medical professionals working under management agreements between Concentra and affiliated physician-owned associations. We believe we have good relations with our employees and have not experienced any work stoppages.